Exhibit 99.1

TOPS HOLDING II CORPORATION ANNOUNCES UPSIZE OF THE TENDER OFFER

FOR ITS 8.750%/9.500% SENIOR NOTES DUE 2018

Williamsville, NY, May 29, 2015 – Tops Holding II is announcing today that it has increased the Maximum Tender Amount from $50,000,000 to $60,000,000 in connection with its previously announced cash tender offer (the “Tender Offer”) for its outstanding 8.750%/9.500% senior notes due 2018 (CUSIP No. 89078XAB3) (the “Notes”). There are currently $150,000,000 aggregate principal amount of Notes outstanding.

An increase in the Maximum Tender Amount shall constitute an amendment to the Offer to Purchase dated May 26, 2015 (the “Offer to Purchase”). Except as described in this press release, all other terms of the Tender Offer as described in the Offer to Purchase remain unchanged, including the Early Tender Date, Early Tender Premium, Tender Offer Consideration, Total Consideration, Withdrawal Time and Expiration Time. Capitalized terms used in this press release and not defined herein have the meanings given to them in the Offer to Purchase.

This announcement is not an offer to purchase or, a solicitation of an offer to purchase with respect to any securities. Tops Holding II’s offer to purchase is made by the Offer to Purchase as amended by this press release. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction.

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

About Tops Holding II Corporation

Tops Holding II Corporation is the parent of Tops Holding LLC and the indirect parent of Tops Markets, LLC, which is headquartered in Williamsville, NY and operates 159 corporate full-service supermarkets under the Tops banner and one under the Orchard Fresh banner, with an additional five franchise supermarkets. With approximately 15,000 associates, Tops is a leading full-service grocery retailer in Upstate New York, Northern Pennsylvania and Vermont. Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.